As filed with the Securities and Exchange Commission on June 2, 2004

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GENERAL DYNAMICS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	Issuer: 13-1673581 (I.R.S. Employer Identification No.)

2941 Fairview Park Drive
Falls Church, Virginia 22042-4513
(Address of Principal Executive Offices and Zip Code)

General Dynamics Corporation
Equity Compensation Plan

(Full Title of the Plan)

David A. Savner, Esq.
Senior Vice President and General Counsel
General Dynamics Corporation
2941 Fairview Park Drive
Falls Church, Virginia 22042-4513

(Name And Address Of Agent For Service)

Telephone: (703) 876-3000

(Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount To Be	Offering Price	Aggregate Offering	Amount of
to Be Registered	Registered (1)	Per Share (2)	Price	Registration Fee (2)

Common Stock, par value $1.00 per share	18,000,000 shares	$94.095	$1,693,710,000	$214,593.06

(1)	Includes an indeterminate number of additional shares of the Registrant’s common stock, $1.00 par value per share (the “Common Stock”), that may be issued to adjust the number of shares issued pursuant to the plan described herein as a result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding Common Stock.

(2)	Pursuant to Rule 457(c) under the Securities Act of 1933, as amended, the proposed maximum aggregate offering price and the registration fee are based on the average of the high and low prices per share of the Registrant’s Common Stock reported on the New York Stock Exchange on May 25, 2004.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.	Plan Information

     The documents containing information specified in Part I of Form S-8 will be sent or given to participants under the General Dynamics Corporation Equity Compensation Plan (the “Plan”) as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. Those documents and the documents incorporated by reference into this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information

     Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this registration statement (which documents are incorporated by reference in the Section 10(a) prospectus), other documents required to be delivered to eligible employees pursuant to Rule 428(b) or additional information about the Plan are available without charge by contacting:

General Dynamics Corporation
Corporate Secretary
2941 Fairview Park Drive
Falls Church, Virginia 22042-4513
(703) 876-3000

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents By Reference

     The following documents filed by General Dynamics Corporation (the “Corporation”) with the Commission pursuant to the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference into this Registration Statement:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

•	Quarterly Report on Form 10-Q for the quarterly period ended April 4, 2004.

•	Current Report on Form 8-K filed on January 21, 2004.

•	Current Report on Form 8-K filed on April 21, 2004.

•	The description of the Common Stock of the Corporation which is contained in the Registration Statement on Form S-4 (No. 333-80213).

     In addition to the foregoing, all documents subsequently filed by (i) the Corporation or (ii) the Plan, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities registered hereunder have been issued or that deregisters all securities offered then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents. Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. Description of Securities

     Not applicable.

ITEM 5. Interests of Named Experts And Counsel

     Not applicable.

ITEM 6. Indemnification of Directors And Officers

     Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware, as may be amended from time to time (the “General Corporation Law”), provides that a Delaware corporation may indemnify any of its directors or officers who was or is a party, or is threatened to be made a party, to any third party proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe that such person’s conduct was unlawful. In a derivative action, (i.e., one by or in the right of a corporation) the corporation is permitted to indemnify directors and officers against expenses (including attorneys’ fees) actually and reasonably incurred by them in connection with the defense or settlement of an action or suit if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors or officers are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     Expenses, including attorneys’ fees, incurred by any such person in defending any such action, suit or proceeding may be paid or reimbursed by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt by it of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation.

     Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by him or her in any such capacity, arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145.

     The Corporation’s Restated Certificate of Incorporation provides that it will indemnify its current and former directors and officers from and against all liabilities and reasonable expenses that they incur in connection with or resulting from any claims, actions, suits or proceedings to the extent that indemnification is not inconsistent with Delaware law. The Corporation also provides directors’ and officers’ liability insurance coverage for the acts and omissions of its directors and officers. In order to be entitled to indemnification under the provisions of the Restated Certificate of Incorporation, a director or officer of the Corporation must be wholly successful with respect to the claim, action, suit or proceeding or have acted in good faith in what he or she reasonably believed to be the best interests of the Corporation, or with respect to a criminal action or proceeding, must have had no reasonable cause to believe that his or her conduct was unlawful. Prior to the final disposition of a claim, action, suit or proceeding, the Corporation will advance expenses incurred by a current or former director or officer if the director or officer provides the Corporation with an undertaking to repay the amount advanced if he or she is not entitled to indemnification after the final disposition.

     The Corporation’s Restated Certificate of Incorporation provides that the Corporation’s directors will not be personally liable to the Corporation or its stockholders for monetary damages resulting from breaches of their fiduciary duties as directors except (a) for any breach of the duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law, which makes directors liable for unlawful dividends or unlawful stock repurchases or redemptions, or (d) for transactions from which directors derive improper personal benefit. While this provision provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate that duty.

Item 7.	Exemption From Registration Claimed

     Not applicable.

Item 8.	Exhibits

     The following exhibits are filed as part of this Registration Statement:

4.1	Restated Certificate of Incorporation, effective August 2, 1999, and Certificate of Amendment thereto (incorporated by reference from the Corporation’s Current Report on Form 8-K filed on August 11, 1999 and the Corporation’s Quarterly Report on
Form 10-Q for the quarterly period ended March 31, 2002 filed on May 15, 2002, respectively)
4.2	Amended and Restated Bylaws, effective June 5, 2002 (incorporated by reference from the Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended September 29, 2002 filed on November 12, 2002)
4.3	General Dynamics Corporation Equity Compensation Plan (incorporated by reference from the Corporation’s definitive proxy statement on Schedule 14A filed on March 19, 2004)
5.1	Opinion of Jenner & Block LLP
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Jenner & Block LLP (included in Exhibit 5.1 hereto)
24.1	Power of Attorney of the members of the Board of Directors

Item 9.	Undertakings

A.	Subsequent Disclosure

     The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant, pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.	Incorporation By Reference

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	Commission Position On Indemnification

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Falls Church, Commonwealth of Virginia, on this 2nd day of June, 2004.

GENERAL DYNAMICS CORPORATION
By:	/s/ DAVID A. SAVNER
David A. Savner
Senior Vice President and General Counsel

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on June 2, 2004.

Signature	Title

/s/ NICHOLAS D. CHABRAJA Nicholas D. Chabraja	Chairman, Chief Executive Officer and Director (Principal Executive Officer)
/s/ MICHAEL J. MANCUSO Michael J. Mancuso	Senior Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ JOHN W. SCHWARTZ John W. Schwartz	Vice President and Controller (Principal Accounting Officer)
* James S. Crown	Director
* Lester Crown	Director
* William P. Fricks	Director
* Charles H. Goodman	Director
* Jay L. Johnson	Director
* George A. Joulwan	Director
* Paul G. Kaminski	Director
* John M. Keane	Director

* Lester L. Lyles	Director
* Carl E. Mundy, Jr.	Director
* Robert Walmsley	Director

* By David A. Savner pursuant to a Power of Attorney executed by the directors listed above, which Power of Attorney has been filed as an exhibit hereto and incorporated herein by reference thereto.

By:	/s/ DAVID A. SAVNER

David A. Savner

EXHIBIT INDEX

Exhibit No.
4.1	Restated Certificate of Incorporation, effective August 2, 1999, and Certificate of Amendment thereto (incorporated by reference from the Corporation’s Current Report on Form 8-K filed on August 11, 1999 and the Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002 filed on May 14, 2002, respectively)
4.2	Amended and Restated Bylaws, effective June 5, 2002 (incorporated by reference from the Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended September 29, 2002 filed on November 12, 2002)
4.3	General Dynamics Corporation Equity Compensation Plan (incorporated by reference from the Corporation’s definitive proxy statement on Schedule 14A filed on March 19, 2004)
5.1	Opinion of Jenner & Block LLP
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Jenner & Block LLP (included in Exhibit 5.1 hereto)
24.1	Power of Attorney of the members of the Board of Directors